Exhibit 5.1

March 19, 2012

Tower Financial Corporation.
116 East Berry Street
Fort Wayne, IN 46802

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tower Financial Corporation, an Indiana corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering 150,000 shares of the Company’s Common Stock, no par value (the “Shares”), reserved for pursuant to the Company’s Amendment No. 1-2006 Equity Incentive Plan (the “2006 Plan”).

In connection with this opinion, we have examined the Registration Statement, the Company’s articles of incorporation and by-laws, each as amended to date, the 2006 Plan, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.  Our opinion is expressed only with respect to the Business Corporation Law of the State of Indiana.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares, when issued in accordance with the terms of the 2006 Plan and the contemplated grants and awards thereunder, as applicable, when sold and issued in accordance with the terms of the 2006 Plan, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

BARRETT & McNAGNY LLP

/s/ Samuel J. Talarico, Jr.

Samuel J. Talarico, Jr.

875113.3

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